Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands	r.simpson@simpson.gr

December 27, 2018

KBS Fashion Group Limited

Xin Fengge Building

Yupu Industrial Park

Shishi City, Fujian Province 367000

People’s Republic of China

Re: KBS FASHION GROUP LIMITED - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (the “RMI”), to KBS Fashion Group Limited, a RMI corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to 2,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which may be issued pursuant to the KBS Fashion Group Limited 2018 Equity Incentive Plan, as amended (the “Plan”).

In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the form of the Registration Statement, (ii) the Plan, and (iii) originals, or copies certified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Company, whether evidenced by certificates or otherwise. We have also assumed the filing by the Company with the SEC of the Registration Statement substantially in the form examined by us and the declaration by the SEC of the effectiveness of such Registration Statement.

This opinion is limited to the laws of the RMI and is as of the effective date of the Registration Statement.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the issuance thereof by the Company in accordance with the terms of the Plan and the receipt of consideration therefor, if any, in accordance with the terms of the Plan, such shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references made to our firm in the Registration Statement and any amendments thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.